EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of October 19, 2007 (“Effective Date”), by and between XLNT Veterinary Care, Inc., a Delaware corporation (“Company”), and Steven T. Johnson (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ the Executive and retain his services, experience and abilities; and

WHEREAS, the Executive desires to accept such employment upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, it is agreed as follows:

1.         Duties/Position/Board Seat. The Company hereby employs the Executive and the Executive hereby accepts such employment under all of the terms and conditions of this Agreement. The Executive’s principal place of business shall be within the Nashville, Tennessee greater metropolitan area, subject to required business travel. The Executive shall be an officer of the Company, and shall hold the offices of President and Chief Operating Officer, reporting to the Company’s Board of Directors (the “Board”). In addition:

a.         Upon the merger of Pet DRx Acquisition Corp., a wholly-owned subsidiary of Echo Healthcare Acquisition Corp. (“Echo”), into the Company (the “Merger”), if the Executive continues to be employed under this Agreement at such date, Echo will, without the need for further actions by any party, assume this Agreement, XLNT Veterinary Care, Inc. (“XLNT”) will cease to be a party to this Agreement, all references in this Agreement to the “Company” shall be deemed to be references to Echo except for in Sections 4(c)(i) and 6, and the Executive shall not be deemed to have terminated employment hereunder as a result of the foregoing. Accordingly, if the Executive continues to be employed under this Agreement at such date, the Executive will be an officer of Echo upon the Merger and shall hold the offices of President and Chief Operating Officer of Echo. The Executive shall continue following the Merger to serve as an officer of XLNT, if so requested, and agrees to serve as such without additional compensation beyond what is specified in this Agreement. The Executive’s removal or resignation as an officer of XLNT following the Merger shall not give rise to any compensation, severance or benefits under this Agreement.

b.         Upon the Merger, the directors of Echo shall nominate the Executive as a member of the board of directors if the Executive continues to be employed under this Agreement at such date. If so elected, the Executive also shall serve as a member of the Board and/or a member of the board of directors of Echo, in either case, without additional compensation beyond what is specified in this Agreement. Notwithstanding the foregoing, the Executive agrees to resign voluntarily from the Board at any time that the Board determines, in its sole discretion, that Executive’s resignation is necessary to ensure that no more than two (2) employee directors serve on the Board at any one time. The Executive’s removal or resignation from the Board shall not give rise to any compensation, severance or benefits under this Agreement.

2.         Employment Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the date of termination of employment in accordance with Section 5 (the “Employment Term”).

3.         Executive’s Duties, Responsibilities, and Authority.

a.         The Executive shall have and perform diligently the duties of President and Chief Operating Officer and such other such duties as may be directed by the Board and commensurate with such position and in accordance with the Company’s By-laws.

b.         During the Employment Term, Executive shall perform his duties consistent with his experience and abilities in furtherance of the Company’s interests and shall devote his entire business time, attention, skill and energy to his duties and the performance of the services, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work and services.

c.         The Executive will expend his best efforts on behalf of the Company, and will abide by all Company policies and procedures of which he has been given notice, as well as all applicable laws and regulations.

4.         Compensation. In consideration of the services to be rendered by the Executive, the Company agrees to compensate and to provide benefits to the Executive as follows:

a.         Base Salary. As compensation for Executive’s performance of all of his duties hereunder, Company shall pay to Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (“Annual Base Salary”), payable in installments at such times as the Company shall pay its other senior level executive officers, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Board shall review the Annual Base Salary at least annually for merit increases; provided, however, that any increase in Executive’s Annual Base Salary shall be at the Board’s sole discretion.

b.         Bonus Opportunity.

i.          As a one-time signing bonus, the Executive shall receive $50,000 payable before the earlier of (i) the date ending two weeks following the Merger, and (ii) March 15, 2008.

ii.        For services performed by the Executive for the period commencing on July 9, 2007 and ending December 31, 2007, the Executive shall receive a guaranteed bonus in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) payable in 2008 as soon as reasonably practicable following the completion of year-end financial statements that fairly represent the financial position of the Company, provided that the Executive remains employed on the payment date.

iii.       For the year commencing on January 1, 2008 and each year thereafter, the Executive shall have an annual opportunity to earn a cash bonus in an amount equal to fifty percent (50%) of the Annual Base Salary (the “Annual Target Bonus”), subject to the satisfaction by the Company and the Executive of certain objectives and targets established by the Board with respect to such year, with an opportunity to earn up to an additional fifty percent 50% of his then Annual Base Salary based on stellar performance related to such objectives and targets, determined in the sole discretion of the Board. The objectives and targets established will be established by the Board (or an appropriate committee of the Board) within the first ninety (90) days of the fiscal year for which the bonus opportunity to be is earned (the “Annual Bonus”). The Annual Bonus, if any, shall be paid in the year following the year with respect to which the objectives and targets relate as soon as reasonably practicable following the completion of year-end financial statements for that particular year that fairly represent the financial position of the Company, provided that the Executive remains employed on the payment date.

c.         Stock Options. Executive shall be eligible to receive grants of stock options, restricted stock and other equity incentives pursuant to the XLNT Veterinary Care, Inc. 2004 Stock Option Plan (“Stock Plan”) in accordance with the terms of the Stock Plan. Without limiting the generality of the foregoing:

i.          Within one (1) week following the Company’s receipt of a valuation report from an independent appraiser valuing the Company’s equity currently as of the date of the report, the Company shall grant Executive an option to purchase 700,000 shares of the Company’s common stock. The exercise price per share shall be equal to the greater of $4.75 per share or an amount equal to the then current value per common share as reported in the valuation report, or in the event the report values the common stock per share in a range, the midpoint of the range; provided, however, if the valuation per common share is less than $4.75, then a portion of such option will have an exercise price per share at such lower valuation per share. Such portion of the option will be for a number of shares equal to the maximum number of shares at such lower valuation that the Company can issue without triggering anti-dilution rights in favor of the holders of Series B warrants of the Company (the “Maximum”) after taking into account any other issuances prior to the Effective Date of common stock or options to purchase common stock that count against the Maximum, multiplied by a fraction of 3/5.5. Such option shall vest in three substantially equal annual increments on each of the first three anniversaries of July 9, 2007, provided the Executive remains employed through the applicable vesting date (except as provided in Section 5(c)(iii)). In connection with the closing of the Merger, the option will be converted into an option to purchase common stock of Echo under a formula that the parties intend will not be treated as the grant of a new stock right or a change in the form of payment under Section 409A of the Internal Revenue Code (“Code Section 409A”). The option will be subject to any other terms and conditions approved by the Board or committee thereof, as set forth in the applicable stock option agreement.

ii.        Following the Merger, and within fifteen (15) days following the availability to Echo of final closing balance sheet information (including, without limitation, “Net Cash Amount” and “Excess Indebtedness” within the meaning of the Merger agreement) that will allow Echo to calculate the total number of issued and outstanding shares of Echo’s common stock resulting from the Merger, Echo hereby agrees to grant the Executive an option to purchase a number of shares of common stock of Echo equal to the difference between (i) the number of shares equal to 3% of the then issued and outstanding shares of Echo’s common stock (not calculated on a fully diluted basis) and (ii) the number of shares of Echo’s common stock that the Executive may acquire with options previously granted. Such additional option shall be granted in accordance with the terms of Echo’s stock option plan and at an exercise price per share determined by Echo’s board of directors (or a committee thereof) which shall be equal to the last trade price per share for the Company’s common stock on the principal exchange, trading market or quotation system on which such securities are traded or quoted, or if the last trade price is not reported for such security, then the closing bid price, and if neither the last trade price nor closing bid price is reported, then the average of the bid and ask prices on such date, in each case on the date of grant. The option will be subject to any other terms and conditions approved by the board of directors of Echo or committee thereof, as set forth in the applicable stock option agreement.

d.         Benefits. Executive shall be eligible for participation in, and shall receive all benefits under, the benefit plans, practices, policies and programs provided by Company to the extent generally applicable to senior level executives of the Company, subject to the terms and conditions of the Company’s benefit plan documents, policies or programs, as adopted from time to time. The Company reserves the right to change or eliminate the Company’s benefit plans, practices, policies or programs at any time.

e.         Vacation. From and after the Effective Date, Executive shall be entitled to three (3) weeks annual paid vacation per full calendar year worked in accordance with the plans, policies, and programs of the Company as in effect for senior level executives of the Company. For 2007, vacation entitlement shall be prorated based on days worked in 2007 from July 9, 2007. Any vacation for a calendar year that is not used by the last day of such calendar year shall not accrue for the following calendar year.

f.         Expenses. Executive shall be entitled to receive prompt reimbursement in accordance with the Company’s reimbursement policies for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company (including mobile telephone usage). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

5.         Termination. Notwithstanding any other provision of this Agreement, the Agreement and the Executive’s employment hereunder shall be terminated as follows:

a.	Termination by the Company With Cause.

i.          The Company may terminate this Agreement and the Executive’s employment for Cause, as defined herein, upon written notice to the Executive setting forth in reasonable detail the facts and circumstances upon which the Board shall have determined, following reasonable inquiry, that Cause exists.

ii.        As used herein, “Cause” shall mean (i) any willful, material violation of any law or regulation applicable to the business of the Company or any affiliate of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of any act of personal dishonesty which involves personal profit in connection with the Company or any affiliate of the Company; (iv) any material breach of any provisions of any agreement or understanding between the Company or any affiliate of the Company and Executive regarding the terms of Executive’s service as an employee, officer, director or consultant to the Company or any affiliate of the Company, including, without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee, officer, director or consultant of the Company or any affiliate of the Company (other than as a result of Disability) or a breach of any applicable creative works assignment and confidentiality agreement or similar agreement between the Company or any affiliate of the Company and Executive; (v) disregard of the policies of the Company or any affiliate of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any affiliate of the Company; (vi) the Executive is in breach of the terms of Sections 6, 7 and/or 8 hereof; (vii) Executive fails to devote his entire business time to his duties pursuant to Section 3 of this Agreement; or (viii) any other misconduct by Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any affiliate of the Company; provided, however, for purposes of subclauses (iv), (v), (vi) and (vii), no such action for omission, separately or together, shall constitute an event of “Cause” unless the Board gives written notice to the Executive specifying the act(s) or omission(s) the Board believes to be Cause and gives the Executive an opportunity to cure or amend such contract to the reasonable satisfaction of the Board.

iii.       If the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled only to the “Accrued Obligations.” For purposes of this Agreement, the Accrued Obligations shall mean: (i) all accrued but unpaid Annual Base Salary as of the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 4(d) and (f) hereof, to the extent incurred during the Employment Term; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company to the extent provided pursuant to the applicable plan or agreement; and (iv) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and coverage under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

b.         Termination by the Executive for Good Reason. The Executive may terminate this Agreement and his employment for Good Reason, as defined herein; upon written notice to the Board setting forth in reasonable detail the facts and circumstances upon which the Executive shall have determined that Good Reason exists. For purposes herein, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express, written consent:

i.          the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities;

ii.        in the event that more than 50% of the value of the Company’s equity securities or sixty-five percent (65%) or more of the total gross fair market value of all of the assets of the Company is acquired by another company, the Executive is not appointed as the President and Chief Operating Officer or Chief Executive Officer of the acquirer, unless the Executive rejects the offer of the position;

iii.       a reduction by the Company in the Annual Base Salary and/or potential Annual Bonus opportunity of the Executive;

iv.        the Company requires the Executive to have a principal office other than within the Nashville, Tennessee greater metropolitan area;

v.         a material breach by the Company of this Agreement, including, without limitation, the failure of the Company to pay any material item of compensation substantially when due; or

vi.        the Company replaces its Chief Executive Officer with an individual other than the Executive or Robert Wallace, unless the Executive rejects the offer of the position;

provided, however, that for a termination of employment by the Executive to be for Good Reason, the Executive must notify the Company in writing of the event giving rise to Good Reason within sixty (60) days in the case of clauses (i) through (v), and three hundred (300) days in the case of clause (vi), following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Company by the Executive, and the Executive must resign effective no later than thirty (30) days following the Company’s failure to cure the event. In the event that the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to the same payments and benefits described in Section 5(c).

c.         Termination by the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment without Cause at any time. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

i.          the Accrued Obligations, which shall be paid when such amounts would have been paid if the Executive has remained employed following such termination by the Company without Cause;

ii.        an amount equal to the sum of: (i) twelve (12) months of Annual Base Salary; and (ii) an amount equal to the Annual Target Bonus as if all criteria and metrics had been met, with such total amount payable in twelve (12) monthly installments in accordance with the Company’s standard payroll practices; provided, however that if such termination of employment occurs while the Executive is employed by Echo (or a successor pursuant to Section 12(b)) and within twelve (12) months following a Change in Control (as defined below), such total amount shall be paid in a single lump sum;

iii.       effective on the date of the termination of employment, the stock options described in Section 4(c)(i) and (ii), (the “Options”) that are unvested and would have vested at the next annual vesting date if the Executive had remained employed shall vest pro rata based on the number of months worked by the Executive since the last vesting date; provided however that if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case, within twelve (12) months following a “change in control” (as defined in the applicable Option agreement) then all Options to the extent then unvested shall become fully vested and exercisable as of the effective date of the Executive’s termination of employment; and

iv.        continuation of the health benefits (only under the Company’s medical and dental insurance plans, if any) in accordance with this paragraph for the lesser of two (2) years or the period that the Executive is entitled to continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided that the Executive must elect COBRA coverage to be entitled to this benefit, and provided further that:

(A)      if any such plan is fully insured, then the Executive shall be required to pay as each COBRA premium an amount equal to the allocable share of the cost of coverage for similarly situated active employees of the Company under such plan; or

(B)      if any such plan is not fully insured, the Executive shall be required to pay the full COBRA premium and the Company will reimburse the Executive for a portion of the COBRA premium charged to the Executive that represents the Company’s allocable share of the cost of coverage for similarly situated active employees of the Company under such plan;

provided, however, that as a condition of receiving the payments and benefits in clauses (ii), (iii) and (iv), the Executive must execute within such period of time following termination of employment as is permitted by the Company (and not timely revoke during any revocation period provided therein) a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, affiliates, and all related parties, in such form as may be provided by the Company; provided, however, that the release will not apply to the payment and benefits described in clauses (i) through (iv).

As used in clause (ii) above, “Change in Control” means the occurrence of either of the following events after the Executive is employed by Echo under this Agreement:

(A)      the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Echo prior to such acquisition), of stock of Echo, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Echo; or

(B)      within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of the assets of Echo, that have a total gross fair market value of sixty-five percent (65%) or more of the total gross fair market value of all of the assets of Echo, immediately before such acquisition or acquisitions;

provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control:

(I)        an entity as to which the shareholders of Echo immediately before the transfer continue to own, directly or indirectly, immediately after the transfer, more than fifty percent (50%) of the total fair market value or total voting power of the stock, immediately after the transfer;

(II)      an entity, more than fifty percent (50%) of the total fair market value or total voting power of the stock of which is owned, directly or indirectly, by Echo; or

(III)     any employee benefit plan maintained by or contributed to by Echo.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Echo. Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee. It is intended that this definition of Change in Control be consistent with the definition of a “change in the ownership of a corporation” or a “change in a substantial portion of the assets of a corporation” within the meaning of Code Section 409A, and this definition shall be construed consistent with such intent.

d.	Termination By Reason of Death or Disability.

i.          This Agreement will terminate automatically upon the Executive’s death. The Company may terminate Executive’s employment at the expiration of the Disability Period (as defined below), such termination to be effective upon Executive’s receipt of written notice of such termination.

ii.        In the event the Executive’s employment is terminated due to his death or at the expiration of the Disability Period (as defined below), the Company shall not be obligated to provide the Executive any compensation or benefits (other than the Accrued Obligations) after the effective date of such termination except as required by law or regulation.

iii.       For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the Executive’s duties. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (or the Executive’s duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

iv.        For purposes of this Agreement, “Disability Period” means a period, beginning on the date the Company determines that the Executive is subject to a Disability and ending on the earlier of the date the Executive begins receiving income replacement benefits under any long term disability plan or policy maintained by the Company or the date that is six (6) months after such determination, during which the Executive remains subject to a Disability

e.         Effect of Termination. If the Company terminates this Agreement as provided herein, it shall not be obligated to provide the Executive any compensation or benefits after the effective date of such termination except as otherwise set forth in this Section 5 and as required by law or regulation. The Executive’s entitlement to any amount of severance or other post-termination benefits under this Agreement shall be subject to the following conditions:

i.          All payments of severance and other post-termination benefits under this Agreement shall accrue from the date of termination and shall be made or commence no later than the sixtieth (60th) day following the Executive’s termination of employment, with any accrued but unpaid severance or benefits being paid or provided on the date of the first payment; provided, however, that if the Executive is a “specified employee” within the meaning of Code Section 409A, at the date of his termination of employment, then such portion of the payments or benefits under Section 5(b) or 5(c) that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment;

ii.        For purposes of Sections 5(b) and (c), the Executive will have experienced a termination of employment only if either (i) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the “Service Recipient”) or (B) the Service Recipient and the Executive reasonably anticipate that the level of bona fide services the Executive will perform for the Service Recipient after a given date (whether as an employee or as an independent contractor) will permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months); and

iii.       Upon the Executive’s termination of employment for any reason whatsoever, the Executive will offer his resignation from the Board and/or the board of directors of Echo if he is then serving on either or both of such boards of directors.

f.         Employment Status. Executive’s continued employment with the Company is subject to the ongoing review and approval of the Company and its Board in their sole and absolute discretion. Except as otherwise provided for herein, all terms and conditions of employment (such as hours of work, job duties and benefits, etc.) are subject to change by the Company at any time and for any reason. Similarly, the Company has the same right to terminate the employment relationship at any time and for any reason, or for no reason, with or without Cause. Executive further understands that he is an “at-will” employee of the Company, and that this “at-will” relationship cannot be modified except by written agreement between the Executive and the Company. Nothing in this Section shall be construed to take away any rights that the Executive has during the Employment Term pursuant to this Agreement, including his rights pursuant to Sections 5(b) and 5(c) hereof.

6.         Confidentiality. Concurrently herewith, Executive shall execute the Company’s standard form Confidentiality and Assignment of Creative Works Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A. The Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination of this Agreement. Upon the Merger, the Executive and Echo shall be required to execute a similar confidentiality agreement that will be governed by Delaware law.

7.	Non-Competition; Non-Solicitation.

a.         The Executive agrees that, during his employment with the Company and for one (1) year following his termination of employment for any reason (the “Applicable Period”), the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area (as defined below), either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any person, firm, corporation, joint venture, or other business that is engaged in the same or a substantially similar business as the business of the Company, other than the Company or an affiliate of the Company. The Executive acknowledges and agrees that the business of the Company is conducted in the Area. For purposes of this Section 7(a), the “Area” means any area within a fifty (50) mile radius of the Company’s principal corporate offices in the State of Tennessee; any area within a twenty-five (25) mile radius of any location where the Company or an Affiliate conducting the business of the Company opens a veterinary clinic on or after the Effective Date and prior to the termination of the Executive’s employment hereunder; and any area within a fifty (50) mile radius of any location where the Company or an Affiliate conducting the business of the Company opens a specialty veterinary hospital on or after the Effective Date and prior to the termination of the Executive’s employment hereunder.

b.         The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact during the last two (2) years of the Executive’s employment with the Company, for the purpose of offering services substantially similar to those offered by the Company.

c.         Executive understands and agrees that the Company’s employees and any information regarding the Company’s employees is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Applicable Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting or attempting to hire or hiring any of Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company; provided, however, that Executive being named as a referral on the resume of a Company employee and Executive responding to inquiries resulting therefrom shall not violate this Agreement.

d.         Executive agrees that these covenants are reasonable with respect to their duration, geographical area and scope. Executive acknowledges that Executive’s breach of the covenants contained in this Section would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security. Executive also acknowledges that each of these covenants survives termination of this Agreement for any reason.

e.         In the event that this Section 7 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

8.	Executive Representations. The Executive represents that:

a.         Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

b.         he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

c.         in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

9.         Indemnification of the Executive. The Company shall indemnify the Executive to the extent provided under the Company’s Articles of Incorporation or By-laws, and any separate indemnification agreement between the Company and the Executive, if any.

10.       Taxes. Notwithstanding anything contained herein to the contrary, all payments made under this Agreement shall be subject to withholding for all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. The Company and the Executive desire that the benefits and payments described in this Agreement be exempt from, or comply with, the requirements of Code Section 409A. To that end, if the Executive suggests any amendments to this Agreement that the Executive believes will make certain benefits or payments under this Agreement exempt from or compliant with Code Section 409A, the Company will use reasonable efforts to cooperate with the Executive in negotiating and implementing any such amendments, provided that such amendments do not, in the sole discretion of the Company, have a cost to the Company (apart from legal fees associated with negotiating, drafting and submitting any required regulatory filings), or adversely affect the Company in any manner. Notwithstanding the foregoing, the Company makes no guarantee as to any tax consequences relating to this Agreement, and the Company does not represent or warrant that any payments or benefits under this Agreement are exempt from or compliant with Code Section 409A. Further, the Executive shall be responsible for his own taxes under this Agreement, including, if and to the extent applicable, taxes under Section 409A and 4999 of the Internal Revenue Code.

11.	Governing Law; Arbitration; Expenses.

a.         This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its principles regarding choice of law. Subject to Section 11(b), the parties hereto consent to venue in the courts of the State of Delaware or in the Federal courts sitting in the State of Delaware with respect to any dispute regarding the subject matter hereof.

b.         In the event of any dispute under the provisions of this Agreement other than a dispute pursuant to Section 6 or 7, the parties shall be required to have the dispute, controversy or claim settled by binding arbitration in the city in which the headquarters of the Company is located in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall each be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators shared equally by the parties, subject to Section 11(c) hereof.

c.         The party that materially prevails in any dispute litigated or arbitrated pursuant to Section 11(a) or 11(b) hereof shall be entitled to reimbursement for all of such party’s fees and costs (including, without limitation, the fees of the American Arbitration Association and the arbitrators and reasonable attorneys’ fees and expenses) that are incurred during the Employment Term or thereafter during the Executive’s lifetime, and which shall be reimbursed promptly following submission of proof of the expenses but not later than March 15 of the year following the year in which the judgment on arbitration award becomes final.

Executive must initial here:          Company representative must initial here:

12.	Miscellaneous.

a.         Notices. All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one (1) business day after being deposited with a reputable, nationally known overnight delivery service for service the next business day, or (iii) upon receipt after having been mailed by registered or certified mail, postage prepaid and return receipt requested; in each case addressed to the relevant address below or to such address as either party may hereafter designate by written notice to the other party in accordance herewith.

If to the Executive:	Steven T. Johnson 14395 E. Corrine Drive Scottsdale, Arizona 85259 Tel. # (480) 656-3988
If to the Company:	ATTN: Chairman, Board of Directors XLNT Veterinary Care, Inc. c/o Galen Partners 680 Washington Blvd., 11th Floor Stamford, Connecticut 06901 Tel.# 203-653-6400 Fax # 203-653-6499
With a Copy to:	General Counsel XLNT Veterinary Care, Inc. 560 South Winchester Blvd. Suite 500 San Jose, California 95128 Tel. # (408) 236-7428 Fax # (408) 521-2168

b.         Entire Agreement; Assignment. This Agreement supersedes all prior agreements and negotiations and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by a duly authorized officer. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Company. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the entity defined as the “Company” herein prior to such assignment shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Company” hereunder. Further, the Executive shall not be deemed to have incurred a termination of employment hereunder as a result of such assignment. The Agreement is a personal contract and the rights and interests of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the

Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

c.         Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not in any way affect, impair or render unenforceable any other provision of this Agreement, all of which shall remain in full force and effect.

d.         Survival. Section 6 through 12 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.

e.         Modification. This Agreement may not be amended or modified except by a document signed by the Executive and an authorized representative of the Board which specifically states that it is amending this Agreement.

f.         Authority. The signatories below on behalf of the Company have the full legal authority to bind the Company to all of the terms of this Agreement.

g.         Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:	XLNT VETERINARY CARE, INC.

By: /s/ Zubeen Shroff Zubeen Shroff, Chairman of the Board

Executive:	/s/ Steven T. Johnson Steven T. Johnson

Solely as to Sections 1(a), 1(b) and Section 4(c)(ii): ECHO HEALTHCARE ACQUISITION CORP.

By: /s/ Gene E. Burleson Name: Gene E. Burleson Title: Chief Executive Officer

EXHIBIT A

CONFIDENTIALITY AGREEMENT

EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT

OF CREATIVE WORKS AGREEMENT

This Employee Confidentiality and Assignment of Creative Works Agreement is entered into as of the last date set forth on the signature page hereto, by and between XLNT Veterinary Care, Inc., a Delaware corporation (“Company”), and the individual and/or entity identified on the signature page hereto (“Employee”). For purposes of this Agreement, the “Company” shall include any company which controls or is controlled by the Company, as well as all other affiliates of Company and/or its principals and each such company is an intended third-party beneficiary of this Agreement.

RECITALS

A.       Employee understands and acknowledges that Company has developed and used and will be developing and using Confidential Information (as defined below) in connection with its business. This information was developed and will be developed by Company at great expense and constitutes, among other things, trade secrets of Company. To safeguard this Confidential Information, Company has instituted policies and procedures to protect such information. In connection with his or her employment by Company, Employee will come into contact with the Confidential Information and shall be under a duty to protect that information from unauthorized disclosure or use.

B.        “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, proprietary business plans, product plans, products, services, customer lists, software, developments, inventions, processes, technology, information pertaining to suppliers or customers of the Company and marketing, financial or other business information, which becomes known to Employee in writing, orally, electronically or through observation. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

C.        During the term of his or her employment by Company, Employee may, either solely or in cooperation with others, create Creative Works. All such Creative Works shall be the sole and exclusive property of Company.

D.        “Creative Works” include, but are not limited to, all original works of authorship, inventions (whether patentable or not), discoveries, designs, computer hardware and software, algorithms, programming, scripts, or other proprietary information and related improvements and devices, which are conceived, developed, or made by Employee, either alone or with others, in whole or in part, on or off Company’s premises: (i) during Employee’s employment with Company, (ii) with the use of the time, materials, or facilities of Company, (iii) relating to any product, service, or activity of Company of which Employee has knowledge, and/or (iv) suggested by or resulting from any work performed by Employee for Company.

AGREEMENT

In consideration of the foregoing Recitals (which are incorporated herein by reference) and the promises and covenants set forth below, the parties agree as follows:

1.                     Confidentiality Obligations. During and after his or her term of engagement, Employee shall:

(a)       Hold in trust, keep confidential, and not disclose to any third party or make any use whatsoever of Confidential Information except as expressly authorized in writing by Company;

(b)       Not cause the transmission, removal, or transport by any means, including electronic, of Confidential Information outside of Company;

(c)       Take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, the disclosure of, or loss or destruction of Confidential Information;

(d)       Not use, or cause or permit others to use, any Confidential Information for any purpose except as expressly authorized in writing by Company in connection with his employment by the Company; and

(e)       Promptly deliver to Company, upon termination of Employee’s engagement or at any other time requested by Company, all Confidential Information in Employee’s possession or control, including, without limitation, any and all software, data, memoranda, notes, e-mail, records, and other documents, electronic or otherwise, including all copies thereof, constituting or relating to the Confidential Information in Employee’s possession or control.

2.                     Ownership of Confidential Information. Employee acknowledges that all Confidential Information is and shall remain the property of Company and that the Company is the sole owner of all rights in connection therewith. Employee hereby assigns and transfers to Company any and all right, title and/or interest he may have or acquire in all Confidential Information over the course of the employment relationship.

3.                     Disclosure of Creative Works. Employee agrees to disclose promptly and fully to the Company all Creative Works, current or proposed.

4.	Ownership of Creative Works.

4.1.      Copyrights. In addition to the rights granted by Employee to the Company elsewhere in this Agreement, the following interests in copyright shall vest in Company:

(a)       All Creative Works that are first created and prepared by Employee under this Agreement that are encompassed by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 will be considered a “work made

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for hire,” and Company will be deemed the sole author and owner of all copyrights in any such works.

(b)       With respect to all Creative Works that are first created and prepared by Employee under this Agreement that are not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Employee would be regarded as the copyright author and owner, Employee hereby assigns to Company Employee’s entire right, title, and interest in and to such works, including all copyrights therein.

4.2.      Other Proprietary Rights. In addition to the rights granted by Employee to Company elsewhere in this Agreement, Employee agrees to and herby does, assign and transfer to Company, and agrees that Company shall be the sole owner of all Creative Works, including, but not limited to, all patent rights, know-how, trade secrets, confidential information, and any other intellectual property related thereto recognized in the United States, any foreign jurisdiction or any international treaty regime. Company shall have the right to use all Creative Works, whether original or derivative, in any manner whatsoever.

4.3.      Effectuating Company’s Rights. Employee agrees, during employment and at any time thereafter, to execute any written documents necessary to effectuate the assignment to Company of any and all Creative Works to which Company is entitled as provided in this Agreement, and to execute all papers and perform any other lawful acts requested by Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, and will execute all papers and perform any other lawful acts necessary to vest title in Company to the Creative Works, including, but not limited to, all trademarks, copyrights, and patents. In the event Company is unable for any reason to secure Employee’s signature to any document Company requests Employee to execute under this Section, Employee hereby irrevocably designates and appoints Company and Company’s duly designated authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee to execute such document and to file such application and to do all other lawfully permitted acts with the same legal force and effect as if executed by Employee. Employee agrees that he or she will not be entitled to any compensation in addition to the salary provided for his or her employment for providing any of the services in this Section 4, but Employee shall be reimbursed for actual expenses incurred in rendering the services.

4.4.      To the extent, if any, that any intellectual property rights in the Creative Works are not assignable or that, notwithstanding Section 4.3, Employee for any reason retains any right, title or interest in and to any Creative Works, Employee (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights; (b) agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide right and license under such intellectual property rights to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Company) all or any portion of such Creative Works. The license granted herein shall commence on creation of the Creative Works

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and shall continue in perpetuity and without regard to the term of this Agreement or the term of Employee’s employment with the Company. Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any rights in the Creative Works assigned hereunder to Company.

5.         Notice to Employ. The assignment provided in Section 4 (Ownership of Creative Works) does not apply to an invention that Employee developed entirely on his or her own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or (b) result from any work performed by Employee for Company.

6.         Equitable Remedies. The parties recognize that irreparable injury will result to Company if Employee breaches any provision of this Agreement, and Employee agrees that if it should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of this Agreement, then Company shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the Employee from engaging in any such act or specifically enforcing this Agreement, as the case may be. It is understood and agreed that no failure or delay by Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

7.         Notice Regarding Compelled Disclosure. In the event Employee is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Employee shall provide Company with prompt notice of such request(s) to enable Company to seek an appropriate protective order or pursue other authorized procedures to challenge the attempt to compel disclosure. Employee shall cooperate with Company, at Company’s expense, in its efforts to challenge such compelled disclosure.

8.         Entire Agreement. This Agreement contains the entire agreement of the parties hereto, supersedes all prior agreements, and understandings, whether oral or in writing, if any, relating to the subject matter hereof, and may be amended only by written agreement of the parties hereto.

9.         Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties and the remainder of this Agreement shall continue in full force and effect. This Agreement is the result of negotiations between the parties, each of whom shall be deemed to have drawn this Agreement. No negative interference or interpretation shall be made by a court against the draftsman of this Agreement.

10.       Effective Date. This Agreement shall be effective on the earlier of the date of Employee’s signature as written below, or the first date any Confidential Information was or is first disclosed to Employee.

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11.       Attorney’s Fees. In the event that any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover its costs of suit, including reasonable attorney’s fees.

12.       Survival. The provisions of Sections 1, 2, 4, 5, 6, 7, 8, 9 and 11 through 13 shall survive the termination of this Agreement and/or termination of Employee’s employment with the Company.

13.       Governing Law. The terms of this Agreement shall in all respects be governed by, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws, principles or rules and the Federal and State Courts in Delaware shall have sole and exclusive jurisdiction over any dispute relating to the Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as provided in Section 10.

“Company”	XLNT VETERINARY CARE, INC. A Delaware corporation

By: /s/ Robert Wallace Robert Wallace, Chief Executive Officer

Dated: October 19, 2007

“Employee”	/s/ Steven T. Johnson Steven T. Johnson, in his individual capacity

Dated: October 19, 2007

[Signature Page to Employee Confidentiality and Assignment of Creative Works Agreement]